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                                                                    EXHIBIT 10.3

                                FUNDING AGREEMENT

         This Funding Agreement is entered into effective as of the 12th day of April, 2000, between Bionova Holding Corporation, a Delaware corporation ("Bionova"), and Savia, S.A. de C.V., a Mexican corporation ("Savia") and relates to funding provided by Savia for repayment of the $100 million of floating rate notes issued by Bionova (then named DNAP Holding Corporation) on or about March 22, 1999, and due on or before March 31, 2002 (the "FRNs").

1. ADVANCE. Subject to approval by the Bionova Board of Directors (and the independent members of that Board of Directors), Savia will advance the entire amount needed to prepay the FRNs in full on or before April 15, 2000. The amounts so paid by Savia will be treated as an advance to Bionova pursuant to the terms of this Agreement.

2. TERMS OF THE ADVANCE. The terms and conditions of the advance will be no less favorable to Bionova than the FRNs. In particular, (a) Bionova shall not be required to make any payments of principal or interest prior to the maturity date of the FRNs of March 31, 2002, (b) Bionova will be entitled to liberate any reserves or deposits securing the FRNs and will not be required to maintain any such reserves or deposits in respect of the advance, and (c) Bionova will not be restricted in incurring additional indebtedness. Following the conclusion of the negotiations described in the following paragraph 3, but no later than year-end, Bionova shall issue a Promissory Note, substantially in the form of the one attached hereto as Exhibit A, to Savia or its designee in the amount of the advance that remains outstanding (i.e., that has not been agreed to be capitalized, repaid, or exchanged for assets) at that time.

3. FUTURE NEGOTIATIONS. Savia has expressed an interest in acquiring from Bionova some or all of the fresh produce business currently being conducted by Bionova's subsidiaries and Savia has indicated a willingness to capitalize some of the advance. The parties understand that before any transaction could be pursued, Bionova must obtain approval from its Board of Directors who previously have indicated a desire for negotiations with Savia to be handled by a Special Committee composed of independent directors of Bionova. The parties anticipate that the Special Committee would engage financial and legal advisors to assist in the negotiations with Savia, and that the negotiations could take some time to conclude. The parties agree to use their reasonable best efforts to take the steps needed to initiate negotiations as soon as practicable; however, neither party will have any obligation to enter into any transaction until definitive agreements are executed and approved by all necessary corporate actions.

4. MISCELLANEOUS.

              (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

              (b) FURTHER ASSURANCES. The parties hereto covenant and agree that they will



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     execute such further instruments and documents as are or may be necessary or convenient to effectuate and carry out the transaction contemplated by this Agreement.

              (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, designees and assigns.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement this 12th day of April 2000 to be effective as of the date first above written.


BIONOVA HOLDING CORPORATION


By: /s/ Arthur Finnel
    ---------------------------
        Chief Financial Officer



SAVIA, S.A. de C.V.


By: /s/ Ruben Martinez Donde
    ---------------------------
        Chief Financial Officer